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                                                                 Exhibit 10.31.3

                              AMENDMENT No. 2 to

                  EXECUTIVE VARIABLE DEFERRED RETIREMENT PLAN

The Executive Variable Deferred Retirement Plan (the "Plan"), amended and restated as of December 1, 1997, is hereby amended effective December 1, 2001, as follows:

1.  Section 4.3 "Maximum Deferral" is amended to read as follows:
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     "The standard maximum amount of Annual Deferral that may be deferred shall be 10% of an Eligible Employee's Annual Base Salary and 20% of an Eligible Employee's Bonus; provided that officers of the Company may defer up to 50% of their Annual Base Salary, and up to 100% of their Bonus with the approval of the Administrator. The maximum deferral amount is established at the discretion of the Administrator."

2.   Section 7.3 "Maximum Payout Period" is amended to read as follows:
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     "Notwithstanding any Eligible Employee's election to the contrary, the maximum number of years over which retirement Benefits may be paid from the Plan shall be limited as follows:

          (i) Retirement ages 55-59 - lump sum or over five or ten years;
          (ii) Retirement ages 60-61 - lump sum or over five, ten or fifteen years; or
          (iii) Retirement ages 62 and above - lump sum or over five, ten, fifteen or twenty years;

     provided that in cases of involuntary or mutual separation or termination the Chief Executive Officer or Senior Vice President, Human Resources shall have the right to extend the payment period, as elected by the Participant at least 13 months prior to retirement without regard to the limits in (i) or (ii) above, subject to the Participant being eligible for Early Retirement."

3.   All other terms and conditions of the Plan remain in full force and effect.